EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Cellcom Israel Ltd. of our report dated March 18, 2019 relating to the financial statements and the effectiveness of internal control over financial reporting, and of our report dated March 14, 2017 relating to the financial statements, which appears in Cellcom Israel Ltd.'s Annual Report on Form  20-F for the year ended December 31, 2018.

Tel-Aviv, Israel May 21, 2019	/s/ Kesselman & Kesselman Certified Public Accountants (lsr.) A member firm of PricewaterhouseCoopers International Limited

Kesselman & Kesselman, Trade Tower, 25 Hamered Street, Tel-Aviv 6812508, Israel,
P.O Box 50oo5 Tel-Aviv 6150001  Telephone: +972 -3- 7954555, Fax:+972 -3- 7954556, www.pwc.com/il

Kesselman & Kesselman is a member firm of PricewaterhouseCoopers International Limited, each member firm of which is a separate legal entity